Discovery, Inc. SC 13D/A

Exhibit B

SHARE COLLAR TRANSACTIONS

June 13, 2019

From:	[ ]

To:	Advance/Newhouse Programming Partnership
6350 Court Street
East Syracuse, NY 13057

Ladies and Gentlemen:

The purpose of this letter agreement (this “Master Confirmation”) is to set forth the terms and conditions of one or more transactions (each, a “Transaction”) entered into hereunder from time to time between [ ] (“Dealer”) and Advance/Newhouse Programming Partnership (“Counterparty”). Each such Transaction entered into between Dealer and Counterparty that is subject to this Master Confirmation shall be evidenced by a supplemental confirmation substantially in the form of Annex A hereto (a “Supplemental Confirmation”), with such modifications as to which Dealer and Counterparty mutually agree. This Master Confirmation and each Supplemental Confirmation together shall constitute a “Confirmation” for the purposes of the Agreement specified below. In each Transaction, Dealer acts as counterparty only and not as an advisor or fiduciary to Counterparty.

The definitions and provisions contained in (i) the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”) as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) and (ii) the 2006 ISDA Definitions (the “2006 Definitions”) as published by ISDA are incorporated into each Confirmation, including this Master Confirmation.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into any Transaction to which this Master Confirmation relates on the terms and conditions set forth below.

This Master Confirmation and each Supplemental Confirmation evidence a complete binding agreement between Dealer and Counterparty as to the subject matter and terms of each Transaction to which this Master Confirmation and such Supplemental Confirmation relate and shall supersede all prior or contemporaneous written or oral communications with respect thereto. This Master Confirmation and each Supplemental Confirmation supplement, form a part of, and are subject to an agreement in the form of the ISDA 2002 Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed the Agreement on the date of this Master Confirmation (without any Schedule but with the elections set forth in this Master Confirmation). All provisions contained in the Agreement govern this Master Confirmation and each Supplemental Confirmation except as expressly modified herein and in the related Supplemental Confirmation. For the avoidance of doubt, the Transactions under this Master Confirmation shall be the only transactions under the Agreement and shall not be subject to any other (existing or deemed) master agreement to which Dealer and Counterparty are parties.

If, in relation to any Transaction to which this Master Confirmation and a Supplemental Confirmation relate, there is any inconsistency among any of the Agreement, this Master Confirmation, such Supplemental Confirmation, the Pledge Agreement, the 2006 Definitions and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) such Supplemental Confirmation; (ii) this Master Confirmation; (iii) the Pledge Agreement; (iv) the Equity Definitions; (v) the 2006 Definitions; and (vi) the Agreement.

1.       Each Transaction consists of the Share Option Transactions described below (the “Share Collar Transactions”) for the purpose of the Equity Definitions. Set forth below are the general terms and conditions which, together with the terms and conditions set forth in the Supplemental Confirmation (in respect of the related Transaction), shall govern such Transaction:

General Terms:

Trade Date:	For each Transaction, as set forth in the applicable Supplemental Confirmation.
Shares:	The Class C common stock, par value USD 0.01 per Share, of Discovery, Inc. (the “Issuer”) (Exchange symbol “DISCK”).
Components:	Each Transaction will be divided into a number of individual Components equal to the Number of Components for such Transaction, each with the terms set forth in this Master Confirmation and the related Supplemental Confirmation, and, in particular, with the Number of Options and Expiration Dates set forth in the Supplemental Confirmation for such Transaction. The payments and deliveries to be made upon settlement of each Transaction will be determined separately for each Component of such Transaction as if each Component were a separate Transaction under the Agreement.
Number of Components:	For each Transaction, as set forth in the applicable Supplemental Confirmation.
Option Style:	European
Option Type:	For purposes of the Equity Definitions, each Component shall be a Share Collar Transaction consisting of the following Share Option Transactions:
(i)	a number of Call Options equal to the Number of Options for such Component, each with (x) Dealer as Buyer, (y) Counterparty as Seller and (z) a Strike Price equal to the Call Strike Price; and

(ii)	a number of Put Options equal to the Number of Options for such Component, each with (x) Dealer as Seller, (y) Counterparty as Buyer and (z) a Strike Price equal to the Put Strike Price.
For the avoidance of doubt, each Share Collar Transaction shall consist of a single, inseparable transaction.
Number of Shares:	For each Component, the product of the Number of Options for such Component and the Option Entitlement.
Number of Options:	For each Component, as set forth in the applicable Supplemental Confirmation.
Option Entitlement:	One Share per Option.
Initial Share Price:	For each Transaction, as set forth in the applicable Supplemental Confirmation.
Put Strike Price:	For each Transaction, as set forth in the applicable Supplemental Confirmation.
Call Strike Price:	For each Transaction, as set forth in the applicable Supplemental Confirmation.

Premium:	Notwithstanding anything to the contrary in the Equity Definitions, no Premium will be paid pursuant to Section 2.4 of the Equity Definitions by either party for the Call Options or Put Options included in the Transaction.
Exchange:	The Nasdaq Global Select Market
Related Exchange(s):	All Exchanges
Calculation Agent:	Dealer; provided that, following the occurrence of an Event of Default described in Section 5(a)(vii) of the Agreement with respect to which Dealer is the Defaulting Party, Counterparty shall have the right to designate a nationally recognized third-party dealer in over-the-counter equity derivatives market to act as the substitute Calculation Agent and, in the case of the designation of a substitute Calculation Agent pursuant to this proviso, Dealer shall be required to pay all reasonable fees charged by such substitute Calculation Agent for the performance of the duties required of it hereunder. Upon receipt of written request from Counterparty following any calculation, adjustment or determination made by Calculation Agent hereunder, Calculation Agent shall, with reasonable promptness (but in any event within four (4) Scheduled Trading Days from the receipt of such request), provide Counterparty with a written explanation describing, in reasonable detail, such calculation, adjustment or determination (including any market data or information from internal sources used in arriving at such calculation, adjustment or determination, but without disclosing Calculation Agent’s models or information that is proprietary or that Dealer is subject to contractual, legal or regulatory obligations not to disclose).
Adjustment and Termination
Consultation:	Upon the occurrence of any event that would permit Dealer (whether in its capacity as Calculation Agent, Determining Party or Hedging Party) to adjust the terms of the Transaction or terminate the Transaction, prior to making such adjustment or effecting such termination, Dealer shall use its reasonable efforts to consult with Counterparty in good faith regarding such adjustment or termination. The foregoing shall not (i) limit the rights of Dealer to make such adjustment or effect such termination at any time or (ii) obligate Dealer to delay, or continue delaying, making such adjustment or effecting such termination at any time (in each case, whether in Dealer’s capacity as Calculation Agent, Determining Party or Hedging Party).

Procedures for Exercise:

For each Transaction, in respect of any Component of such Transaction:

Expiration Time:	Valuation Time
Expiration Date:	As set forth in the applicable Supplemental Confirmation (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day that is not already an Expiration Date for another Component of such Transaction); provided that if that date is a Disrupted Day, the Expiration Date for such Component shall be the first succeeding Scheduled Trading Day that is not a Disrupted Day and is not or is not deemed to be an Expiration Date in respect of any other Component of such Transaction; and provided further that if such Expiration Date has not occurred pursuant to this clause as of the eighth Scheduled Trading Day following the last scheduled Expiration Date under such Transaction, then the Calculation Agent shall have the right to declare such Scheduled Trading Day to be the final Expiration Date for all Components of such Transaction for which an Expiration Date has not occurred, in which case the VWAP Price for that eighth Scheduled Trading Day shall be the Calculation Agent’s good faith estimate of the fair market value of a Share as of the Expiration Time on that eighth Scheduled Trading Day or on any subsequent Scheduled Trading Day, as the Calculation Agent shall determine using commercially reasonable means.  Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Expiration Date, the Calculation Agent may determine that such Expiration Date is a Disrupted Day only in part, in which case the Calculation Agent shall make adjustments to the Number of Options for the relevant Component for which such day shall be the Expiration Date (and such corresponding technical adjustments as may be necessary) and shall designate the Scheduled Trading Day determined in the manner described in the immediately preceding sentence as the Expiration Date for the remaining Shares for such Component.  Section 6.6 of the Equity Definitions shall not apply to any Expiration Date.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” in clause (ii) thereof.
Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.
Settlement Price:	The VWAP Price for the Expiration Date for such Component.
VWAP Price:	For any Exchange Business Day, the per-Share volume weighted average price based on transactions executed in the United States as displayed under the heading “Bloomberg VWAP” on Bloomberg page “DISCK US <equity> AQR” (or any successor thereto) in respect of the period from the scheduled open of trading on the Exchange until the Scheduled Closing Time on such Exchange Business Day or, in the event such price is not so reported on such Exchange Business Day for any reason or is manifestly erroneous, as determined by the Calculation Agent based on such transactions reported to the consolidated tape. Notwithstanding the foregoing, if (i) any Expiration Date is a Disrupted Day only in part and (ii) the Calculation Agent determines that such Expiration Date shall be the Expiration Date for fewer than the full Number of Options for the Component to which such Expiration Date corresponds, as described opposite “Expiration Date” above, then the VWAP Price for such Expiration Date shall be a volume-weighted average price per Share on such Expiration Date, as determined by the Calculation Agent based on such sources as it deems appropriate, taking into account the nature and duration of the relevant Market Disruption Event.

Automatic Exercise:	Applicable; provided that the Reference Price shall be the VWAP Price for the Expiration Date for such Component.

Settlement Terms:

For each Transaction:

Settlement Method Election:	Applicable; provided that, for the avoidance of doubt, a single Settlement Method need not apply to all Components for such Transaction.
Electing Party:	Counterparty.
Settlement Method Election Date:	The date that is three Scheduled Trading Days immediately prior to the first scheduled Expiration Date for such Transaction.
Default Settlement Method:	Cash Settlement
Settlement Currency:	USD

Settlement and Valuation Terms if Cash Settlement is Applicable:

For each Transaction, in respect of any Component of such Transaction:

Cash Settlement:	In lieu of Section 8.1 of the Equity Definitions, on the Cash Settlement Payment Date, (i) Dealer will pay to Counterparty an amount in USD equal to the absolute value of the Option Cash Settlement Amount if the Option Cash Settlement Amount is negative or (ii) Counterparty will pay to Dealer an amount in USD equal to the Option Cash Settlement Amount if the Option Cash Settlement Amount is positive.
Cash Settlement Payment Date:	In lieu of Section 8.8 of the Equity Definitions, “Cash Settlement Payment Date” means the date one Settlement Cycle immediately following the Expiration Date for such Component (or, if such date is not a Currency Business Day, the immediately following Currency Business Day).
Option Cash Settlement Amount:	In lieu of Section 8.2 of the Equity Definitions, “Option Cash Settlement Amount” means in respect of such Component:
•	if the Settlement Price is less than or equal to the Put Strike Price, (a) the Settlement Price minus the Put Strike Price multiplied by (b) the Number of Shares for such Component;
•	if the Settlement Price is greater than the Put Strike Price but less than or equal to the Call Strike Price, zero; or
•	if the Settlement Price is greater than the Call Strike Price, (a) the Settlement Price minus the Call Strike Price multiplied by (b) the Number of Shares for such Component.

Settlement and Valuation Terms if Physical Settlement is Applicable:

For each Transaction, in respect of any Component of such Transaction:

Physical Settlement:	In lieu of Section 9.1 of the Equity Definitions, on the Settlement Date (i) if the Settlement Price is greater than or equal to the Call Strike Price, Dealer shall pay to Counterparty the Call Strike Price multiplied by the Number of Shares to be Delivered (rounded down to the nearest whole Share); or (ii) if the Settlement Price is less than or equal to the Put Strike Price, Counterparty shall deliver to Dealer a number of Shares equal to the Number of Shares to be Delivered (rounded down to the nearest whole Share), and Dealer shall pay to Counterparty the Put Strike Price multiplied by the Number of Shares to be Delivered (rounded down to the nearest whole Share). If the Settlement Price is greater than the Put Strike Price but less than the Call Strike Price, no payment of cash or delivery of Shares shall be made by either party.
Settlement Date:	The date that is one Settlement Cycle immediately following each Exercise Date.
Automatic Physical Settlement:	If (i) Physical Settlement is applicable, (ii) by 10:00 A.M., New York City time on the Settlement Date for such Component Counterparty has not otherwise effected delivery of the Number of Shares to be Delivered for such Component (rounded down to the nearest whole Share), and (iii) the collateral then held under the Pledge Agreement by or on behalf of Dealer includes a number of Shares with respect to which the Representation and Agreement set forth in Section 9.11 of the Equity Definitions are (or would be) true and satisfied (or, at the absolute discretion of Dealer, with respect to which such Representation and Agreement are not true or satisfied), at least equal to the excess of the Number of Shares to be Delivered (rounded down to the nearest whole Share) in respect of such Component over the number of Shares (if any) actually delivered in respect thereof as of such time (such excess, the “Deficit Shares”), then the delivery required by Section 9.1 of the Equity Definitions (as modified hereby) shall be effected, in whole or in part, as the case may be by delivery from the Collateral Account (as defined in the Pledge Agreement) to Dealer of a number of Shares equal to the Deficit Shares.

Dividends:

For each Transaction:

Excess Cash Dividend:	That portion, if any, of the per Share amount of any Ordinary Cash Dividend that, together with the amount of all previous Ordinary Cash Dividends, if any, for which the ex-dividend date occurs within the same Dividend Period, exceeds the Contractual Dividend Amount for such Dividend Period.
Ordinary Cash Dividend:	Any Relevant Dividend that is, in the determination of the Calculation Agent, an ordinary cash dividend denominated in USD.
Relevant Dividend:	Any cash dividend or distribution on the Shares for which the ex-dividend date occurs at any time from but excluding the Trade Date for such Transaction to and including the final Expiration Date for such Transaction.
Contractual Dividend Amount:	For any Dividend Period, as set forth in the applicable Supplemental Confirmation (without limiting any other adjustment permitted pursuant to this Master Confirmation, subject to adjustment by the Calculation Agent to account for any Spin-off (as defined below) or any change to the timing and/or frequency of payment of the Issuer’s regular dividend).
Dividend Period:	Each period from, but excluding, one Dividend Period End Date to, but including, the next Dividend Period End Date; provided that the first Dividend Period shall commence on, but exclude, the Trade Date for such Transaction, and the final Dividend Period shall end on, and include, the final Expiration Date for such Transaction.
Dividend Period End Dates:	As set forth in the applicable Supplemental Confirmation (subject to adjustment by the Calculation Agent to account for any Spin-off (as defined below) or any change to the timing and/or frequency of payment of the Issuer’s regular dividend).
Obligations with Respect
to Excess Cash Dividends:	If there occurs an Excess Cash Dividend, then Counterparty shall make a cash payment to Dealer, on the date such Excess Cash Dividend is paid by the Issuer to holders of Shares, of an amount equal to the product of a number of Shares that Dealer and/or its affiliates, as applicable, theoretically would be short in order to hedge the equity price risk of such Transaction immediately prior to the open of the regular trading session on the Exchange on the ex-dividend date for such Excess Cash Dividend and the amount of such Excess Cash Dividend (the “Ordinary Dividend Payment Amount”), as determined by the Calculation Agent.
Obligations with Respect
to Cash Extraordinary Dividends:	If there occurs a cash Extraordinary Dividend, then Counterparty shall make a cash payment to Dealer, on the date such cash Extraordinary Dividend is paid by the Issuer to holders of Shares, of an amount of cash equal to the product of a number of Shares that Dealer and/or its affiliates, as applicable, theoretically would be short in order to hedge the equity price risk of such Transaction immediately prior to the open of the regular trading session on the Exchange on the ex-dividend date for such cash Extraordinary Dividend (subject to the proviso below) and the amount of such cash Extraordinary Dividend (the “Extraordinary Dividend Payment Amount”), as determined by the Calculation Agent; provided that the Calculation Agent shall determine the relevant number of Shares that Dealer and/or its affiliates, as applicable, theoretically would be short in order to hedge the equity price risk of such Transaction by taking an appropriately weighted average of a commercially reasonable hedge position immediately before and after the ex-date for such cash Extraordinary Dividend.

For the avoidance of doubt, no adjustments shall be made by the Calculation Agent to any term of the Transaction due to a cash dividend or distribution on the Shares.

Share Adjustments:

For each Transaction:

Potential Adjustment Events:	For the avoidance of doubt, any event set forth in Section 11.2(e) of the Equity Definitions (as modified by this Master Confirmation) that occurs with respect to the Shares or to holders of the Shares shall be a Potential Adjustment Event regardless of whether such event also occurs with respect to any other class of the Issuer’s capital stock.  In addition, if an event occurs that constitutes both a Potential Adjustment Event under Section 11.2(e)(ii)(C) of the Equity Definitions and a Spin-off as described below, it shall be treated hereunder as a Spin-off and not as a Potential Adjustment Event.

Method of Adjustment:	Calculation Agent Adjustment
Spin-off:	A distribution of New Shares (the “Spin-off Shares”) of any issuer, including the Issuer (any such issuer, the “Spin-off Issuer”), to holders of the Shares (the “Original Shares”) such that the Spin-off Shares are credited to the Collateral Account (as defined in the Pledge Agreement). Solely for purposes of this paragraph, “New Shares” means ordinary or common shares of the Spin-off Issuer other than Shares, including, for the avoidance of doubt, shares that are issued to separately track and reflect the economic performance of businesses and/or assets of the Spin-off Issuer, which shares are, or as of the ex-dividend date of such Spin-off are scheduled promptly to be, (i) publicly quoted, traded or listed on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors) and (ii) not generally subject to any currency exchange controls, trading restrictions or other trading limitations.
Dealer Spin-off Election:	Dealer shall have the right to elect, with notice to Counterparty promptly following the later of the ex-dividend date of the Spin-off and the effective date of the Spin-off, that the Basket Adjustments or the Separate Transactions Adjustments shall be applicable to any Spin-off. In the absence of an affirmative election, Dealer shall be deemed to have elected that Basket Adjustments shall apply.
Basket Adjustments:	If Basket Adjustments apply to any Spin-off with respect to a Transaction, as of the ex-dividend date for such Spin-off, (i) “Shares” shall mean the Original Shares and the Spin-off Shares; (ii) such Transaction shall continue but as a Share Basket Option Transaction with a Number of Baskets for any Component of such Transaction equal to the Number of Shares for such Component under such Transaction prior to such Spin-off, and each Basket shall consist of one Original Share and a number of Spin-off Shares that a holder of one Original Share would have been entitled to receive in such Spin-off (and references to Shares herein shall be interpreted as references to Baskets, as the context requires); and (iii) the Calculation Agent shall make such adjustments to the exercise, settlement, payment or any other terms of such Transaction as the Calculation Agent determines appropriate to account for the changes in the theoretical fair value of such Transaction to Dealer and Counterparty of such Spin-off (including, without limitation, adjustments to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or to such Transaction), which may, but need not, be determined by reference to the adjustment(s) made in respect of such Spin-off by an options exchange to options on the Shares traded on such options exchange.  As of the ex-dividend date of any subsequent Spin-off, the Calculation Agent shall make adjustments to the composition of the Basket and other terms of such Transaction in accordance with the immediately preceding sentence.

Separate Transactions
Adjustments:	If Separate Transactions Adjustments apply to any Spin-off with respect to a Transaction, as of the ex-dividend date for such Spin-off, such Transaction shall be considered two separate Transactions, each with terms identical to the original Transaction (the “Original Transaction”), except that: (i) the “Shares” for the Original Transaction (the “Original Shares Transaction”) shall be the Original Shares and the “Shares” for the other transaction (the “Spin-off Shares Transaction”) shall be the Spin-off Shares, (ii) the Number of Shares for each Component of the Original Shares Transaction shall remain unchanged from the Number of Shares for such Component of the Original Transaction, (iii) the Number of Shares for each Component of the Spin-off Shares Transaction shall equal the product of (A) the Number of Shares for such Component of the Original Transaction (as in effect immediately prior to the ex-dividend date for such Spin-off) and (B) the number of Spin-off Shares that a holder of one share of Original Shares would have owned or been entitled to receive in connection with such Spin-Off, (iv) the Put Strike Price and the Call Strike Price for each of the Original Shares Transaction and the Spin-off Shares Transaction shall be adjusted by the Calculation Agent to reflect the relative market values per share and dividend practices of the Original Shares and the Spin-off Shares immediately following the ex-dividend date for such Spin-off, as determined by the Calculation Agent, and (v) the Calculation Agent shall make adjustments to any terms of each of the Original Shares Transaction and the Spin-off Shares Transaction as the Calculation Agent determines appropriate (including, without limitation, adjustments to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Original Shares, the Spin-off Shares, the Original Shares Transaction or to the Spin-off Shares Transaction) to preserve the theoretical fair value of such Original Transaction to Dealer and Counterparty. Following a Spin-off to which Separate Transactions Adjustments are applicable with respect to a Transaction, this Master Confirmation and the Supplemental Confirmation for such Transaction shall apply in all respects (except as provided above) to both the Original Shares Transaction and the Spin-off Shares Transaction as if each were a separate Transaction under the Agreement. As of the ex-dividend date of any subsequent Spin-off, the Calculation Agent shall make adjustments to the terms of each of the Original Shares Transaction and the Spin-Off Shares Transaction in accordance with the second immediately preceding sentence.

Extraordinary Events:

New Shares:	In the definition of New Shares in Section 12.1(i) of the Equity Definitions, (a) the text in clause (i) thereof shall be deleted in its entirety (including the word “and” following such clause (i)) and replaced with “publicly listed, traded or quoted on any of the New

York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors),” and (b) the phrase “and (iii)(1) issued by a corporation organized under the laws of the United States, any State thereof or the District of Columbia, or (2) issued by any other entity unless, in the case of clause (2) the Calculation Agent determines that (x) treating such shares as New Shares will have a material adverse effect on Dealer’s rights or obligations in respect of each Transaction, on its Hedging Activities in respect of each Transaction or on the costs (including, without limitation, due to any increase in tax liability, decrease in tax benefit or other adverse effect on its tax position) of engaging in any of the foregoing and (y) Dealer cannot promptly avoid the occurrence of each such material adverse effect by (I) transferring or assigning its rights and obligations under this Master Confirmation and the Agreement to an affiliate of Dealer that regularly engages in transactions similar to the Transactions or (II) amending the terms of this Master Confirmation (whether because amendments would not avoid such occurrence or because Counterparty fails to agree promptly to such amendments)” shall be inserted immediately prior to the period.
Amendment to Merger Event:	Section 12.1(b) of the Equity Definitions is hereby amended by (x) inserting after the word “Shares” in the first line thereof, the phrase “or, in the case of clause (iv), General Issuer Shares” and (y) by replacing clause (iv) thereof up to and including “(a “Reverse Merger”)”, with the following phase: “consolidation, amalgamation, merger or binding share exchange of the Issuer or its subsidiaries with or into another entity in which the Issuer is the continuing entity and which results in the Issuer’s common stock (including Shares) and any securities convertible into such stock or Shares (collectively, “General Issuer Shares”) immediately prior to such event collectively representing (with respect to any convertible securities that are General Issuer Shares, on an as-converted basis) less than [ ]% by value of the General Issuer Shares immediately following such event (a “Reverse Merger”)”.
Consequences of Merger Events:
Share-for-Share:	Modified Calculation Agent Adjustment
Share-for-Other:	Cancellation and Payment (Calculation Agent Determination)
Share-for-Combined:	Component Adjustment
Tender Offer:	Applicable; provided, however, that (i) the definitions of “Tender Offer”, “Tender Offer Date” and “Announcement Date” in Section 12.1 of the Equity Definitions are each hereby amended by adding after the words “voting shares” the words “or Shares” and (ii) Section 12.1(d) of the Equity Definitions shall be amended by replacing the words “greater than 10%” in line three thereof with “greater than [ ]”.

Consequences of Tender Offers:

Share-for-Share:	Modified Calculation Agent Adjustment
Share-for-Other:	Modified Calculation Agent Adjustment

Share-for-Combined:	Modified Calculation Agent Adjustment

Any adjustment to the terms of any Transaction hereunder and the determination of any amounts due upon termination of any Transaction hereunder as a result of a Merger Event or Tender Offer shall be made without duplication in respect of any prior adjustment hereunder.

Consequences of Announcement
Events:	Modified Calculation Agent Adjustment as set forth in Section 12.3(d) of the Equity Definitions; provided that references to “Tender Offer” shall be replaced by references to “Announcement Event” and references to “Tender Offer Date” shall be replaced by references to “date of such Announcement Event”; provided further that the parties hereby agree that in making any adjustment pursuant to Section 12.3(d) of the Equity Definitions (as modified by this Master Confirmation), the Calculation Agent shall take into account solely the economic effect on the theoretical value of the Transactions to Dealer and Counterparty of such Announcement Event from changes in volatility, stock loan rate or liquidity relevant to the Shares or to the Transactions, as if the date of such Announcement Event were the date of first public announcement of the relevant Event, or any intention to enter into such Event, by a Covered Party. An Announcement Event shall be an “Extraordinary Event” for purposes of the Equity Definitions, to which Article 12 of the Equity Definitions is applicable.

Announcement Event:	(i) The public announcement by (1) the Issuer or any acquirer in, or other contemplated party to, the relevant transaction or (2) the board of directors of the Issuer or any such acquirer or contemplated party (a “Covered Party”) of (x) any definitive agreement or executed agreement in principle with respect to a transaction or event has been approved, agreed to or recommended by Issuer or its board of directors that, if completed, would constitute a Merger Event or Tender Offer or (y) any acquisition or disposition by the Issuer or any of its subsidiaries that has been approved, agreed to or recommended by Issuer or its board of directors where, if completed, the aggregate consideration would exceed [ ]% of the market capitalization of the Issuer as of the date of such announcement (a “Significant Transaction”) or (ii) any subsequent public announcement by any Covered Party of a withdrawal, discontinuation, termination or other change to a transaction or intention that is the subject of an announcement of the type described in clause (i) or (ii) of this sentence (whether such announcement is made by another Covered Party). For purposes of this definition of “Announcement Event,” the remainder of the definition of “Merger Event” in Section 12.1(b) of the Equity Definitions following the definition of “Reverse Merger” therein shall be disregarded.

Composition of Combined
Consideration:	Not Applicable; provided that, notwithstanding Section 12.1(f) and 12.5(b) of the Equity Definitions, to the extent that the composition of the consideration for the relevant Shares pursuant to a Tender Offer or

Merger Event could be elected by a holder of the Shares, the Calculation Agent will determine such composition.

Limitation on Certain
Adjustments:	Notwithstanding any provision of the Equity Definitions or this Master Confirmation to the contrary, no adjustment solely to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or to a Transaction as a result of a Potential Adjustment Event or an Extraordinary Event shall increase the Number of Shares for any Component. Notwithstanding any provision of the Equity Definitions or this Master Confirmation to the contrary, if the Calculation Agent determines that no such adjustment that it could make in accordance with the preceding sentence will produce a commercially reasonable result, then the Calculation Agent may notify the parties that the consequence of such event shall be the termination of the applicable Transaction, in which case “Cancellation and Payment” will be deemed to apply and any payment to be made by one party to the other shall be calculated in accordance with Section 12.7 of the Equity Definitions; provided that, notwithstanding the foregoing, no Transaction shall be terminated or cancelled as described in this sentence unless more than six months have elapsed from the Trade Date.
Nationalization, Insolvency
or Delisting:	Cancellation and Payment; provided that, following a Spin-off in respect of which Basket Adjustments are applicable, Partial Cancellation and Payment shall be applicable; provided further that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.
Additional Disruption Events:
Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “or announcement or statement of the formal or informal interpretation”, (ii) replacing the word “Shares” with “Hedge Positions” in the sixth line thereof, (iii) adding the words “, or holding, acquiring or disposing of Shares or any Hedge Positions relating to,” after the words “obligations under” in clause (Y) thereof and (iv) adding the words “provided that in the case of clause (Y) hereof, the consequence of such law, regulation or interpretation is applied equally by Dealer to all similar transactions in a non-discriminatory manner;” after the semi-colon in the last line thereof; provided further that, in the case of any increased cost described in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions, the

consequences provided with respect to “Increased Cost of Hedging” in Section 12.9(b)(vi) of the Equity Definitions shall apply.

Failure to Deliver:	Applicable
Insolvency Filing:	Applicable
Hedging Disruption:	Applicable; provided that it shall not be a Hedging Disruption if such inability occurs solely due to the deterioration of the creditworthiness of the Hedging Party; provided, further, that if a Hedging Disruption affects only a portion of a Transaction, any right to terminate such Transaction in respect of such Hedging Disruption shall be limited to such portion as reasonably determined by the Calculation Agent.
Loss of Stock Borrow:	Applicable; provided that if a Loss of Stock Borrow affects only a portion of a Transaction, any right to terminate such Transaction in respect of such Loss of Stock Borrow shall be limited to such portion as reasonably determined by the Calculation Agent.
Maximum Stock
Loan Rate:	For each Transaction, as set forth in the applicable Supplemental Confirmation.
Increased Cost of
Stock Borrow:	Applicable; provided that if an Increased Cost of Stock Borrow affects only a portion of a Transaction, any right to terminate a Transaction in respect of such Increased Cost of Stock Borrow shall be limited to such portion as reasonably determined by the Calculation Agent.
Initial Stock
Loan Rate:	For each Transaction, as set forth in the applicable Supplemental Confirmation.
Hedging Party:	For all Additional Disruption Events, Dealer; provided that, when making any determination or calculation as Hedging Party, Dealer shall be bound by the same obligations relating to required acts of the Calculation Agent as set forth in Section 1.40 of the Equity Definitions and this Master Confirmation as if the Hedging Party were the Calculation Agent. Upon receipt of written request from Counterparty following any determination or calculation made by Hedging Party hereunder, Hedging Party shall, with reasonable promptness (but in any event within four (4) Scheduled Trading Days from the receipt of such request), provide Counterparty with a written explanation describing, in reasonable detail, such determination or calculation (including any market data or information from internal sources used in arriving at such determination or calculation, but without disclosing Hedging Party’s models or information that is proprietary or that Dealer is subject to contractual, legal or regulatory obligations not to disclose).
Determining Party:	For all Extraordinary Events, Dealer; provided that, when making any determination or calculation as Determining Party, Dealer shall be bound by the same obligations relating to required acts of the Calculation Agent as set forth in Section 1.40 of the Equity Definitions and this Master Confirmation as if the Determining Party were the Calculation Agent. Upon receipt of written request from Counterparty following any determination or calculation made by Determining Party hereunder, Determining Party shall, with reasonable promptness (but in any event within four (4) Scheduled Trading Days from the receipt of such request), provide Counterparty with a written explanation describing, in reasonable detail, such determination or calculation (including any market data or information from internal sources used in arriving at such determination or calculation, but without disclosing Determining Party’s models or information that is proprietary or that Dealer is subject to contractual, legal or regulatory obligations not to disclose).

Cancellation Amount:	For the avoidance of doubt, the parties agree that, for purposes of determining any Cancellation Amount for a Transaction payable as a result of a Hedging Disruption, Increased Cost of Hedging, Loss of Stock Borrow or Increased Cost of Stock Borrow, the Determining Party may take into account any amounts payable by the Hedging Party under any customary buy-in provisions contained in any securities loan agreements governing loans of Shares borrowed in respect of such Transaction.
Non-Reliance:	Applicable
Agreements and
Acknowledgments Regarding
Hedging Activities:	Applicable
Additional Acknowledgments:	Applicable
2.	Conditions:

(a)

Credit Support Documents. As a condition to the effectiveness of this Master Confirmation, (i) the parties hereto shall enter into a Pledge Agreement (as hereafter amended, modified, supplemented, replaced or amended and restated, the “Pledge Agreement”) on or prior to the date hereof confirming, on the terms set forth therein, a first priority security interest in the Shares pledged to Dealer in respect of any Transaction hereunder and (ii) Counterparty, Dealer and Issuer shall enter into an Issuer Agreement (as hereafter amended, modified, supplemented, replaced or amended and restated, the “Issuer Agreement”) on or prior to the date hereof, in form and substance reasonably satisfactory to Dealer. The Pledge Agreement shall be a Credit Support Document hereunder and under the Agreement.

(b)

Conditions. With respect to each Transaction, Dealer’s obligations under such Transaction are subject to the satisfaction, or the waiver by Dealer, of the following conditions:

(i)

The representations and warranties of Counterparty hereunder, in the Agreement (including as may be modified herein), in the Loan Confirmations and in the Pledge Agreement shall be true and correct as of the Trade Date;

(ii)

Counterparty shall have performed all of the covenants and obligations to be performed by Counterparty hereunder, under the Agreement (including as may be modified herein), under the Loan Confirmations and under the Pledge Agreement on or prior to the Trade Date;

(iii)

Counterparty shall have executed the applicable Supplemental Confirmation;

(iv)

Counterparty shall have executed the Master Confirmation regarding Revolving Loan Transactions dated the date hereof between and Counterparty and Dealer (the “Loan Master Confirmation”) and the Applicable Loan Supplemental Confirmation (as specified in the applicable Supplemental Confirmation hereunder) (the Loan Master Confirmation together with each Applicable Loan Supplemental Confirmation, the “Loan Confirmations”); and

(v)

(i) Dealer shall have received proper financing statements (Form UCC-1 or the equivalent) for filing under the UCC (as defined in the Pledge Agreement) or other appropriate filing offices of each jurisdiction as may be reasonably necessary and requested by Dealer prior to the Trade Date to perfect the security interests purported to be created by the Pledge Agreement as security for Counterparty’s Secured Obligations (as defined in the Pledge Agreement) and (ii) a number of Shares at least equal to the aggregate Number of Shares for such Transaction plus the number of Shares relating to all other Transactions outstanding hereunder, as security for Counterparty’s Secured Obligations (as defined in the Pledge Agreement), shall have been delivered to Dealer or the Collateral Agent (as defined in the Pledge Agreement) and credited to the Collateral Account (as defined in the Pledge Agreement) in accordance with the Issuer Agreement, registered in the name of The Depository Trust Company (or its successor, “DTC”) or its nominee, maintained in the form of book entries on the books of DTC, and allowed to be settled through DTC’s regular book-entry settlement services, all as provided in the Pledge Agreement, and no Collateral Event of Default (as defined in the Pledge Agreement) shall have occurred and be continuing.

(c)

Dealer acknowledges and agrees that, unless it notifies Counterparty in writing that any condition referred to in (a) or (b) above has not been satisfied or waived by the Trade Date, it shall be deemed to have waived any such conditions that have not been satisfied.

3.

Other Provisions:

(a)

Additional Representations and Agreements by Counterparty. Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer (1) on the date hereof, (2) on each Trade Date and (3) in the case of clause (i) below, on any date Counterparty elects Physical Settlement with respect to any Transaction (unless another date or dates are specified below), as follows:

(i)

Counterparty is not entering into any Transaction hereunder or taking any action hereunder (including any election) or in connection herewith “on the basis of” (as defined in Rule 10b5-1(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and Counterparty is not aware of, any material nonpublic information concerning the Shares or the business, operations or prospects of the Issuer. “Material” information for these purposes is any information to which an investor would reasonably attach importance in reaching a decision to buy, sell or hold securities of the Issuer.

(ii)

Counterparty is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended).

(iii)

Counterparty is (A) an “accredited investor” within the meaning of Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”), (B) is entering into each Transaction for Counterparty’s own account and not with a view to distribution and (C) understands and acknowledges that each Transaction has not and will not be registered under the Securities Act.

(iv)

Counterparty is a “qualified investor” within the meaning of Section 3(a)(54) of the Exchange Act.

(v)

Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(vi)

Counterparty is and will be in compliance with Counterparty’s reporting obligations under the Exchange Act, based on advice of counsel, including, if applicable, Section 16, Section 13(d) and Section 13(g) of the Exchange Act, and Counterparty will notify Dealer of any report filed thereunder in respect of any Transaction promptly upon filing thereof.

(vii)

No Transaction hereunder will violate or contravene any trading or corporate policy of the Issuer applicable to Counterparty or Counterparty’s affiliates, including, but not limited to, the Issuer’s window period policy.

(viii)

Counterparty (A) has not, during the preceding three months, except as set forth in any Form 144 or other notice delivered to Dealer prior to the Trade Date, sold any Shares (or security entitlements in respect thereof); and (B) agrees that Counterparty shall not, without the prior written consent of Dealer, sell any Shares (or security entitlements in respect thereof) prior to the earlier of one month following the Trade Date and the date Dealer (or its affiliate or another financial institution on Dealer’s behalf) shall have sold the full Number of Shares for all Components for all Transactions in accordance with the Interpretive Letters (as defined below). For the purposes of (A) and (B) hereof, (i) Shares shall be deemed to include securities convertible into or exchangeable or exercisable for Shares; (ii) sales and purchases shall include hedges (through swaps, options, short sales or otherwise, and whether any such transaction is to be settled by delivery of Shares or other securities or cash) of any long or short position (as applicable) in the Shares (or security entitlements in respect thereof), and (iii) sales, purchases and hedges by Counterparty shall include those by any person attributable to Counterparty or subject to aggregation with Counterparty for purposes of Rule 144 under the Securities Act (“Rule 144”). The foregoing limitation shall not apply to (a) any Transaction hereunder, (b) any transaction substantially similar to the Transactions hereunder or (c) any sales of Shares (or Series C-1 convertible participating preferred stock, par value $0.01 per share convertible into the Shares) to the Issuer under the Share Repurchase Agreement dated as of May 22, 2014, by and among the Issuer and Counterparty, as amended pursuant to a letter agreement dated August 25, 2014, and Amendment No. 2 to Share Repurchase Agreement dated as of August 7, 2017, and as may be further amended from time to time.

(ix)

If Counterparty were to sell on the Trade Date for a Transaction a number of Shares equal to the aggregate Number of Shares for such Transaction plus the aggregate number of Shares with respect to which any substantially similar transaction executed on or around such Trade Date relates (such sum, the “Aggregate Number of Collar Shares”), such sales would comply with the volume limitations set forth in paragraph (e) of Rule 144.

(x)

Counterparty has not solicited or arranged for the solicitation of, and will not solicit or arrange for the solicitation of, orders to buy Shares in anticipation of or in connection with any sales of Shares that Dealer, an affiliate of Dealer or another financial institution effects in the public markets in connection with establishing Dealer’s Hedge Position with respect to any Transaction hereunder.

(xi)

Except as provided herein, Counterparty has not made, will not make, and has not arranged for, any payment to any person in connection with any sales of Shares that Dealer, an affiliate of Dealer or another financial institution effects in the public markets in connection with establishing Dealer’s Hedge Position with respect to any Transaction.

(xii)

Counterparty does not know or have any reason to believe that the Issuer has not complied with the reporting requirements contained in paragraph (c)(1) of Rule 144.

(xiii)

Counterparty has, on or prior to the Trade Date, transmitted for filing with the Securities and Exchange Commission (the “SEC”) a Form 144 with respect to the relevant Transaction, and has filed, or will file, any amendments thereto necessary pursuant to Rule 144 or any related interpretations of the SEC. Counterparty promptly will provide Dealer with a copy of all such filings.

(xiv)

Counterparty owns (as such term is used in Rule 16c-4 under the Exchange Act) a number of Shares, after subtracting the number of Shares to which any put equivalent positions (as defined in Rule 16a-1(h) under the Exchange Act) have been established or are maintained by Counterparty (other than any put equivalent position established as a result of a Transaction hereunder or any substantially similar transaction executed on or around the related Trade Date), at least equal to the Aggregate Number of Collar Shares.

(xv)

Counterparty is not entering into this Master Confirmation or making any election hereunder to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) in violation of applicable law.

(xvi)

Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to the Transactions hereunder; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD 50 million as of the date hereof.

(xvii)

The assets used in connection with the execution, delivery and performance of the Agreement and the Transactions entered into hereunder are not and will not be the assets of (A) an “employee benefit plan” (with the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) subject to Title I of ERISA, (B) a plan described in Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) to which Section 4975 of the Code applies or (C) an entity whose underlying assets include “plan assets” by reason of Department of Labor regulation section 2510.3-101 (as modified by Section 3(42) of ERISA) or otherwise.

(xviii)

Without limiting the representations contained in Section 3(a)(iii) of the Agreement and after giving effect to the Issuer Agreement, Counterparty represents that its execution, delivery and performance of this Master Confirmation (including, without limitation, the delivery of Shares under this Master Confirmation if Counterparty validly elects Physical Settlement), the Pledge Agreement, the Loan Confirmations and any other documentation relating to the Agreement to which Counterparty or any of its Affiliates is a party do not violate or conflict with any of the terms or provisions of any stockholders’ agreement, registration rights agreement, confidentiality agreement, merger agreement, right of first refusal or other agreement binding on Counterparty or its Affiliates.

(b)

Interpretive Letter. The parties intend for this Master Confirmation together with each Supplemental Confirmation to constitute a “contract” as described in the letter dated December 14, 1999 submitted by Robert W. Reeder and Alan L. Beller to Michael Hyatte of the staff of the Securities and Exchange Commission (the “Staff”) to which the Staff responded in an interpretive letter dated December 20, 1999 and the letter dated November 30, 2011 submitted by Robert T. Plesnarski and Glen A. Rae to Thomas Kim of the Staff to which the Staff responded in an interpretive letter dated December 1, 2011 (collectively, the “Interpretive Letters”).

(c)

Additional Representations and Agreements by Dealer. Dealer represents and warrants to and for the benefit of, and agrees with, Counterparty (1) on the date hereof and (2) on each Trade Date that (i) Dealer is (A) an “accredited investor” within the meaning of Rule 501(a) under the Securities Act, (B) is entering into each Transaction for Dealer’s own account and not with a view to distribution and (C) understands and acknowledges that each Transaction has not and will not be registered under the Securities Act and (ii) Dealer (or its affiliate) shall [enter into an agreement with the financial institution(s) identified in Counterparty’s Form 144 to] sell the full Number of Shares for all Components for all Transactions in accordance with the requirements of the Interpretive Letters and shall notify Counterparty promptly following completion of such sale.

(d)

Additional Termination Events. The following shall be an Additional Termination Event with respect to which Counterparty is the sole Affected Party and (subject to the proviso below) all Transactions under this Master Confirmation shall be Affected Transactions: any “Additional Termination Event” with respect to which Counterparty is the sole Affected Party or any “Event of Default” with respect to which Counterparty is the sole Defaulting Party in each case that results in an Early Termination Date occurring or being designated thereunder under one or more Loan Confirmations; provided that if an Early Termination Date or other date of termination or cancellation occurs or is designated with respect to a portion of the Revolving Loan Transactions under the Loan Confirmations, (a) any payment made pursuant to Section 6 of the Agreement shall be made on a proportional basis as if an Early Termination Date had been designated in respect of solely such corresponding portion of the Transactions and the Components (or portions thereof) thereof, and (b) for the avoidance of doubt, the Transactions shall remain in full force and effect except that such Transactions shall be reduced by the corresponding Components (or portions thereof) included in such terminated portion.

(e)

Additional Events of Default. It shall be an Event of Default under the Agreement with respect to which Counterparty is the sole Defaulting Party if a Collateral Event of Default (as defined in the Pledge Agreement) shall have occurred.

(f)

Amendments to Equity Definitions. The following amendments shall be made to the Equity Definitions:

(i)

Section 11.2(e)(iii) is hereby amended by adding the word “non-cash” before “Extraordinary Dividend”.

(ii)

Section 11.2(c) of the Equity Definitions, up to clause (ii) therein, is hereby amended to read as follows: ‘(c) If “Calculation Agent Adjustment” is specified as the method of adjustment in the Confirmation of a Share Transaction, then following any occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has a dilutive or concentrative effect on the theoretical value of the relevant Shares or a material effect on the theoretical value of the Shares or options on the Shares, as applicable, and, if so, may make appropriate adjustments to any one or more variables relevant to the exercise, settlement, payment or other terms of such Transaction to account for that effect (and, for the avoidance of doubt, except in the case of a Potential Adjustment Event as described in Section 11.2(e)(i) (excluding a Permitted (e)(i) Event), Section 11.2(e)(ii)(A), Section 11.2(e)(ii)(B), Section 11.2(e)(iv), Section 11.2(e)(v) (excluding a Permitted (e)(v) Event) or Section 11.2(e)(vii), adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares and, for the further avoidance of doubt, the reference in Section 11.2(e)(ii)(D) to “securities” includes Tracking Stock (as defined below)); in the case of a Potential Adjustment Event as described in Section 11.2(e)(i) (excluding a Permitted (e)(i) Event), Section 11.2(e)(ii)(A), Section 11.2(e)(ii)(B), Section 11.2(e)(v) (excluding a Permitted (e)(v) Event) or Section 11.2(e)(vii), adjustments may only be made for the dilutive or concentrative effect of such event and no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares’.

(iii)

“Permitted (e)(i) Event” means a reclassification of Shares into securities that track the economic performance of one or more businesses or assets of the Issuer (“Tracking Stock”). “Permitted (e)(v) Event” means a repurchase described in Section 11.2(e)(v) where the consideration includes Tracking Stock.

(iv)

Section 12.9(b)(iv) of the Equity Definitions is hereby amended by (A) deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); (B) replacing “will lend” with “lends” in subsection (B); and (C) deleting the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares in the amount of the Hedging Shares or” in the penultimate sentence.

(v)

Section 12.9(b)(v) of the Equity Definitions is hereby amended by (A) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and (B)(1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C), (3) replacing in the penultimate sentence the words “either party” with “the Hedging Party” and (4) deleting clause (X) in the final sentence.

(g)

Amendments and Elections with respect to the Agreement. The following amendments and elections shall be made to, and with respect to, the Agreement:

(i)

For purposes of Section 5(a) of the Agreement, “Specified Entity” means, in relation to Dealer, none, and in relation to Counterparty, none.

(ii)

The agreement in Section 4(a)(iii) of the Agreement is amended by inserting “promptly upon the earlier of (1)” in lieu of the word “upon” at the beginning thereof and inserting “or (2) such party learning that the form or document is required” before the word “any” in the first line thereof.

(iii)

The “Cross Default” provisions of Section 5(a)(vi) of the Agreement will apply to Dealer and to Counterparty, and, for such purpose “Specified Indebtedness” will mean any obligation in respect of the payment or repayment of moneys (whether present or future, contingent or otherwise, as principal or surety or otherwise), including, without limitation, any obligation in respect of borrowed money, except that such term shall not include obligations in respect of deposits received in the ordinary course of a party’s banking business, and the “Threshold Amount” shall be, in relation to Dealer, an amount equal to three percent (3%) of the shareholders’ equity of [Dealer] and, in relation to Counterparty, USD [ ], (in each case including the United States dollar equivalent of obligations stated in any other currency or currency unit); provided that the definition of “Cross Default” in Section 5(a)(vi)(1) of the Agreement is amended by (x) deleting the clause “, or becoming capable at such time of being declared,” and (y) adding at the end thereof the following: “provided that, notwithstanding the foregoing, an Event of Default shall not be deemed to have occurred at any time under clause (2) hereof if the default is a failure to pay caused, as demonstrated to the reasonable satisfaction of the other party, solely by an error or omission of an administrative or operational nature where (1) funds or securities required to make payment or delivery, as the case may be, were available to the relevant party to enable it to make the relevant payment or delivery when due, and (2) such payment or delivery is in fact made within two Local Business Days after the relevant party receives written notice from an interested party of such default;”.

(iv)

The “Credit Event Upon Merger” provisions of Section 5(b)(v) of the Agreement will apply to Dealer and will apply to Counterparty.

(v)

For purposes of Sections 5(a)(viii) and 5(b)(v) of the Agreement, Counterparty shall not be deemed to have transferred “all or substantially all its assets (or any substantial part of the assets comprising the business conducted by X as of the date of this Master Agreement)” so long as (A) there is not pending or, to Counterparty’s knowledge, threatened against Counterparty, any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of the Transactions or its ability to perform its obligations hereunder and (B) as of the date of such transfer, the transferee(s), which shall be a person or entity reasonably acceptable to Dealer, shall have provided a guaranty of the Full Recourse Obligations in form and substance satisfactory to Dealer.

(vi)

For purposes of Section 5(a)(v) of the Agreement, “Specified Transactions” shall be deemed to include the transactions under the Loan Confirmations.

(vii)

Notwithstanding Section 6 of the Agreement but subject to Section 3(d) of this Master Confirmation, upon any Event of Default with respect to which Counterparty is the sole Defaulting Party or any Termination Event with respect to which Counterparty is the sole Affected Party, Dealer may choose to treat a portion of the Transactions and/or the Components as the sole Transactions subject to such Event of Default or sole Affected Transaction(s), as the case may be, in the following order of priority:

first, the Components (or portions thereof) that correspond to Undrawn Components (as defined under the Loan Confirmations);

second, the portions of Components that correspond to Partially Drawn Components not to exceed the Undrawn Principal at Maturity of such Partially Drawn Component (each as defined under the Loan Confirmations);

third, the remaining portions of Components that correspond to Partially Drawn Components (each as defined under the Loan Confirmations); and

fourth, the Components (or portions thereof) that correspond to Fully Drawn Components (as defined under the Loan Confirmations);

in which case (a) any payment made pursuant to Section 6 of the Agreement shall be made on a proportional basis as if an Early Termination Date had been designated in respect of solely such corresponding portion of the Transactions and the Components (or portions thereof) thereof, and (b) for the avoidance of doubt, the Transactions shall remain in full force and effect except that such Transactions shall be reduced by the corresponding Components (or portions thereof) included in such terminated portion.

(h)

No Condition of Confidentiality. Effective from the date of commencement of discussions concerning a Transaction, Counterparty and each of Counterparty’s employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of such Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(i)

Acknowledgments and Agreements as to Bankruptcy. The parties hereto intend that (A) Dealer is a “financial institution” and “financial participant” within the meaning of Sections 101(22) and 101(22A) of the Bankruptcy Code, (B) each of this Master Confirmation and each Supplemental Confirmation, together with the Loan Confirmations, is a “loan transaction coupled with a securities collar transaction” within the meaning of the definition of “securities contract” in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder, thereunder or in connection herewith or therewith is a “settlement payment” and/or “margin payment” and a “transfer” within the meaning of Sections 546(e) and 548(d) of the Bankruptcy Code, (C) the Pledge Agreement is a “security agreement or arrangement” or other “credit enhancement” that forms a part of and is related to such “securities contract” within the meaning of Section 362(b) of the Bankruptcy Code, (D) the rights given to Dealer under this Master Confirmation, each Supplemental Confirmation and under the Agreement and the Pledge Agreement upon the occurrence of an Event of Default with respect to the other party constitute “contractual rights” to cause the liquidation, termination or acceleration of, and to offset or net out termination values, payment amounts and other transfer obligations under or in connection with a “securities contract” and “contractual rights” under a security agreement or arrangement forming a part of or related to a “securities contract” as such terms are used in Sections 555, 561, and 362(b)(6) of the Bankruptcy Code, and (E) Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(o), 546(e), 548(d)(2), 555 and 561 of the Bankruptcy Code.

(j)

Certain Authorized Transfers. Dealer may not transfer or assign its rights and obligations hereunder, under each Transaction and related Supplemental Confirmation, the Agreement or under the Pledge Agreement, in whole or in part, to any entity without the prior written consent of Counterparty, such consent not to be unreasonably withheld or delayed. Without limiting the foregoing, (1) Counterparty will not be required to pay to such entity an amount in respect of taxes greater than the amount in respect of taxes which Counterparty would have been required to pay to Dealer in the absence of such assignment and Dealer will cause the transferee to provide such tax documentation as may be reasonably requested by Counterparty to permit Counterparty to determine its withholding obligations and (2) Counterparty will not receive a payment from which an amount has been withheld or deducted on account of taxes in excess of that which Dealer would have been required to so withhold or deduct in the absence of such assignment, unless such entity agrees to make additional payments such that Counterparty receives the same amount as it would have received from Dealer.

(k)

Designation by Dealer. Dealer (the “Designator”) may designate any of its affiliates (the “Designee”) to deliver or take delivery, as the case may be, and otherwise perform its obligations to deliver or take delivery of, as the case may be, any Shares or other property in respect of any Transaction hereunder, and the Designee may assume such obligations and the obligations of Dealer under this Master Confirmation and each Supplemental Confirmation with respect to such Shares or other property. Such designation shall not relieve the Designator of any of its obligations hereunder or thereunder. Notwithstanding the previous sentence, if the Designee shall have performed the obligations of the Designator hereunder or thereunder, then the Designator shall be discharged of its obligations to Counterparty only to the extent of such performance.

(l)

Netting. If on any date cash would otherwise be payable hereunder or pursuant to the Agreement, the Pledge Agreement, any Loan Confirmation or any other Credit Support Document by Dealer to Counterparty and by Counterparty to Dealer, then, on such date, each such party’s obligation to make such payment will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable by one such party exceeds the aggregate amount that would otherwise have been payable by the other such party, replaced by an obligation of the party by whom the larger aggregate amount would have been payable to pay to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

(m)

Consent to Disclosure within Dealer and its Affiliates. Counterparty consents to Dealer effecting such disclosure as it may deem appropriate to enable it to transfer Counterparty’s records and information to process and execute Counterparty’s instructions with respect to each Transaction or pursuant to any related agreements to each other or any of its affiliates. For the avoidance of doubt, Counterparty’s consent to disclosure includes the right on the part of Dealer to allow access to any permitted recipient of Counterparty’s information, to the records of Dealer by any means.

(n)

USA PATRIOT Act Required Notice. Dealer hereby notifies Counterparty that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA PATRIOT Act”), it is required to obtain, verify and record information that identifies Counterparty, which information includes the name and address of Counterparty and other information that will allow Dealer to identify Counterparty in accordance with the USA PATRIOT Act. The Counterparty shall, promptly following a request by Dealer, provide all documentation and other information that Dealer requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(o)

Wall Street Transparency and Accountability Act of 2010. The parties hereby agree that none of (i) Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), (ii) any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, (iii) the enactment of WSTAA or any regulation under the WSTAA, (iv) any requirement under WSTAA nor (v) an amendment made by WSTAA, shall limit or otherwise impair either party’s rights to terminate, renegotiate, modify, amend or supplement this Master Confirmation, any Supplemental Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Master Confirmation, any Supplemental Confirmation or the Equity Definitions incorporated herein and therein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Loss of Stock Borrow, Increased Cost of Stock Borrow or Illegality (as defined in the Agreement)).

(p)

Limit on Beneficial Ownership. Notwithstanding any other provisions hereof, if at any time the Shares do not constitute “non-voting” securities within the meaning of Rule 13d-1(i) under the Exchange Act, Dealer may not take delivery of any Shares deliverable hereunder (any such delivery, a “Share Acquisition”) and Counterparty’s obligations with respect to Physical Settlement shall not apply to the extent (but only to the extent) that, after such Share Acquisition, (i) the Section 16 Percentage would exceed [ ]%, or (ii) the Share Amount would exceed the Applicable Share Limit. Any purported Share Acquisition hereunder shall be void and have no effect to the extent (but only to the extent) that, after such Share Acquisition, (i) the Section 16 Percentage would exceed [ ]%, or (ii) the Share Amount would exceed the Applicable Share Limit. If any Share Acquisition hereunder is not made, in whole or in part, as a result of this provision, Counterparty’s obligations in respect of such Share Acquisition shall not be extinguished and Counterparty shall fulfill such obligations as promptly as practicable after, but in no event later than one Clearance System Business Day after, Dealer gives notice to Counterparty that, after such Share Acquisition, (i) the Section 16 Percentage would not exceed [ ]%, and (ii) the Share Amount would not exceed the Applicable Share Limit. The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates or any other person subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which Dealer is or may be deemed to be a part beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day. The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Issuer that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Dealer in its reasonable discretion. The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under any Applicable Restriction, as determined by Dealer in its reasonable discretion, minus (B) 1% of the number of Shares outstanding.

(q)

Right to Extend. Dealer may postpone, in whole or in part, any Expiration Date or any other date of valuation or delivery (in which event the Calculation Agent shall make appropriate adjustments to the Number of Shares and/or Number of Options) with respect to one or more Components) if Dealer determines, in its commercially reasonable judgment and, in respect of clause (ii) below, based on advice of counsel, that such extension is reasonably necessary or appropriate to (i) preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions (but only if there is a material decrease in liquidity relative to the Trade Date) or (ii) to enable Dealer to effect purchases or sales of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that is in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer (so long as such policies and procedures are related to legal, regulatory or self-regulatory issues and are generally applicable in similar situations and applied to similar transactions in a non-discriminatory manner); provided that (x) clause (ii) shall apply only to the extent the application of such requirements, policies or procedures does not arise from Dealer’s activities unrelated to the Transactions and (y) no such Expiration Date or other date of valuation or delivery may be postponed more than 10 Scheduled Trading Days after the original Expiration Date or other date of valuation or delivery, as the case may be.

(r)

GOVERNING LAW. THIS MASTER CONFIRMATION, each Supplemental Confirmation AND THE AGREEMENT SHALL BE GOVERNED BY AND ALL MATTERS ARISING OUT OF OR RELATING HERETO SHALL IN ALL RESPECTS BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO THE CHOICE OF LAW DOCTRINE OR RULES THEREOF EXCEPT FOR SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS MASTER CONFIRMATION, ANY SUPPLEMENTAL CONFIRMATION OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(s)

WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS MASTER CONFIRMATION, ANY SUPPLEMENTAL CONFIRMATION OR ANY TRANSACTION contemplated hereby or thereby OR THE ACTIONS OF DEALER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF or thereof.

(t)

Agreements and Acknowledgements Regarding Hedging.

Counterparty understands, acknowledges and agrees that, in respect of any Transaction hereunder:

(i)

At any time on and prior to the final Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to such Transaction (after taking into account any transactions under any Loan Confirmation);

(ii)

Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to such Transaction;

(iii)

Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of the Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the relevant Transaction (after taking into account any transactions under any Loan Confirmation); and

(iv)

Any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Settlement Price, each in a manner that may be adverse to Counterparty.

(u)

Tax Matters.

(i)

Payer Representations: For the purpose of Section 3(e) of the Agreement, Dealer and Counterparty each hereby make the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 9(h) of the Agreement or amounts payable hereunder that are considered to be interest for U.S. federal income tax purposes) to be made by it to the other party under the Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of the Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of the Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of the Agreement and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of the Agreement, except that it will not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(ii)

Payee Representations. For the purposes of Section 3(f) of the Agreement Dealer and Counterparty each make the representations specified below as applicable:

(A)

Dealer: Dealer is a “U.S. person” (as that term is used in Section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations) for U.S. federal income tax purposes and an exempt recipient under Section 1.6049-4(c)(1)(ii) of the United States Treasury Regulations.

(B)

Counterparty: Counterparty is a disregarded entity for U.S. federal income tax purposes. It is wholly owned by A/NPP Holdings LLC, which is organized under the laws of Delaware and is a partnership for U.S. federal income tax purposes. A/NPP Holdings LLC is a U.S. person (as that term is used in Section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations) for U.S. federal income tax purposes.

(iii)

Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act. “Tax” as used in Section 3(u)(i) above, and “Indemnifiable Tax”, as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(iv)

2015 ISDA 871(m) Protocol.  The parties agree that the definitions and provisions contained in the 2015 Section 871(m) Protocol as published by the International Swaps and Derivatives Association, Inc. are incorporated into and apply to the Agreement as if set forth in full herein.

(v)

Tax documentation. For the purposes of Section 4(a)(i) of the Agreement, each party agrees to deliver the document(s) as set forth in this clause (v). Counterparty shall provide to Dealer a completed and signed U.S. Internal Revenue Service Form W-9 for A/NPP Holdings LLC, or any successor form, and any required attachments thereto (i) on or prior to the Trade Date, (ii) promptly upon reasonable demand by Dealer and (iii) promptly upon learning that any such tax Form previously provided by Counterparty has become obsolete or incorrect. Dealer shall provide to Counterparty a completed and signed U.S. Internal Revenue Service Form W-9, or any successor form, and any required attachments thereto (i) on or prior to the Trade Date, (ii) promptly upon reasonable demand by Counterparty and (iii) promptly upon learning that any such tax Form previously provided by Dealer has become obsolete or incorrect.

(vi)

Section 2(b) of the Agreement is hereby amended by the addition of the following after the word “delivery” in the first line thereof: “to another account in the same legal and tax jurisdiction”.

(v)

Limitation on Recourse. Notwithstanding anything to the contrary herein, but, for the avoidance of doubt, without limiting Dealer’s early termination or cancellation rights hereunder or under the Agreement, Dealer’s recourse in respect of any obligation of Counterparty under this Master Confirmation, any Transaction governed hereby, the Agreement or the Pledge Agreement will be limited to the Collateral and Dealer shall not under any circumstance have any right to payment or delivery from Counterparty or against any property or assets of Counterparty other than the Collateral, and upon the exhaustion thereof all obligations of, or claims against, Counterparty shall be extinguished; provided that all obligations of Counterparty with respect to the Full Recourse Obligations shall be with full recourse to Counterparty to the extent there is any deficiency following application of the Collateral to all Secured Obligations and shall constitute direct, general, unconditional and unsubordinated obligations of Counterparty secured by Collateral.

“Full Recourse Obligations” means Counterparty’s obligations under this Master Confirmation relating to or resulting from (1) any breach of a Full Recourse Representation or (2) the occurrence of any Collateral Event of Default described in clause (i) of the definition thereof or the occurrence of any Collateral Event of Default described in clause (ii) of the definition thereof due to events solely within Counterparty’s control.

“Full Recourse Representation” means (i) Sections 3(a)(i), (ii), (iii) and (iv) of the Agreement, (ii) Section 3(a)(xviii) of this Master Confirmation and (iii) Section 3(g) of the Pledge Agreement.

(w)

[Reserved.]

4.

Notice and Account Details.

(a)

Telephone and/or Facsimile Numbers and Contact Details for Notices:

Address for notices or communications to Dealer:

[ ]

Address for notices or communications to Counterparty:

[ ]

with a copy to:

[ ]

(b)

Account Details:

Account Details of Dealer

Pay to: [ ]

Account Details of Counterparty:

To be advised

5.

Offices.

Dealer: [ ]
Counterparty: Not Applicable

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Master Confirmation enclosed for that purpose and returning it to Dealer.

Yours sincerely, [ ]
By:
Name:
Title:

Accepted and confirmed: Advance/Newhouse Programming Partnership
By:
Name:
Title:

Signature Page to Discovery
Master Confirmation

ANNEX A

FORM OF SUPPLEMENTAL CONFIRMATION

SUPPLEMENTAL CONFIRMATION #[__]

Date:	[ ], 20__

To:	Advance/Newhouse Programming Partnership
6350 Court Street
East Syracuse, NY 13057

From:	[ ]

Re:	Share Collar Transaction
[(Transaction Reference Number:__________________)]

Ladies and Gentlemen:

The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between [Dealer] (“Dealer”) and Advance/Newhouse Programming Partnership (“Counterparty”) on the Trade Date specified below. This Supplemental Confirmation is a binding contract between Dealer and Counterparty as of the relevant Trade Date for the Transaction referenced below.

1.       This Supplemental Confirmation supplements, forms part of, and is subject to the Master Confirmation regarding Share Collar Transactions, dated [●], 2019, between Dealer and Counterparty (as amended, modified or supplemented from time to time, the “Master Confirmation”). All provisions contained in the Agreement (as modified and as defined in the Master Confirmation) shall govern this Supplemental Confirmation, except as expressly modified below, and capitalized terms used but not defined herein shall have the meanings specified in the Master Confirmation.

2.       The terms of the Transaction to which this Supplemental Confirmation relates are as follows:

Trade Date:	[ ]
Number of Components:	[ ]
Initial Share Price:	USD[ ]
Put Strike Price:	USD[ ]
Call Strike Price:	USD[ ]
Contractual Dividend Amount:	USD[ ] per Share.
Annex A - 1

Dividend Period End Dates:	[ ], [ ], [ ], and [ ] of each year.
Maximum Stock Loan Rate:	For the six-month period following the Trade Date, [ ] basis points per annum, and [ ] basis points per annum thereafter.
Initial Stock Loan Rate:	[ ] basis points per annum.
Applicable Loan Supplemental Confirmation:	Supplemental Confirmation #[ ] to the Loan Master Confirmation

For each Component of the Transaction, the Number of Options and Expiration Date are as forth below.

Component Number	Number of Options	Expiration Date
1.		[ ], 20__
2.		[ ], 20__
3.		[ ], 20__
4.		[ ], 20__
5.		[ ], 20__
6.		[ ], 20__
7.		[ ], 20__
8.		[ ], 20__
9.		[ ], 20__
10.		[ ], 20__
11.		[ ], 20__
12.		[ ], 20__
13.		[ ], 20__
14.		[ ], 20__
15.		[ ], 20__
16.		[ ], 20__
17.		[ ], 20__
18.		[ ], 20__
19.		[ ], 20__
20.		[ ], 20__
21.		[ ], 20__
22.		[ ], 20__
23.		[ ], 20__
24.		[ ], 20__
25.		[ ], 20__
26.		[ ], 20__
27.		[ ], 20__
28.		[ ], 20__
29.		[ ], 20__
30.		[ ], 20__

3.       This Supplemental Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Supplemental Confirmation by signing and delivering one or more counterparts.

Annex A - 2

Yours sincerely, [ ]
By:
Name:
Title:

Accepted and confirmed: Advance/Newhouse Programming Partnership
By:
Name:
Title:

Signature Page to Discovery
Supplemental Confirmation